Exhibit 4.2

AMENDMENT TO PRIVATE PLACEMENT UNIT SUBSCRIPTION AGREEMENT

THIS AMENDMENT TO THE PRIVATE PLACEMENT UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of April 13, 2022, by and between Abri SPAC I, Inc., a Delaware corporation (the “Company”), and Abri Ventures I, LLC, a Delaware limited liability company (the “Subscriber”) as an supplement to the Subscription Agreement dated August 9, 2021 between the Company and the Subscriber (the “Subscription Agreement”).

RECITALS

WHEREAS, the Company completed a public offering (the “Public Offering”) of 5,733,920 units (the “Public Units”) of the Company (including 733,920 additional Public Units from the underwriters’ partial over-allotment option exercise), each Public Unit consisting of one share of common stock, par value $0.0001 per share of the Company (the “Common Stock”) and one warrant (the “Public Warrants”), each Public Warrant entitling its holder to purchase one share of Common Stock (the “Public Warrant Shares”);

WHEREAS, the Subscriber purchased 294,598 private units (the “”Private Units”), each Private Unit consisting of one share of Common Stock and one redeemable warrant (each, a “Private Warrant”), pursuant to the Subscription Agreement, each Private Warrant entitling its holder to purchase one share of Common Stock (the “Private Warrant Shares”);

WHEREAS, pursuant to Section 10.3 of the Subscription Agreement, the Subscription Agreement may be amended by the parties thereto by executing by a written instrument signed by all of the parties thereto; and

WHEREAS, the Company and the Subscriber desire to amend the Subscription Agreement to clarify the term of the lock-up period as set forth in the Prospectus dated August 9, 2021.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Paragraph 8.1 is hereby amended by deleting it in its entirety and replacing it with the following:

8. Terms of the Units and Placement Warrants

8.1. The Units and their component parts are substantially identical to the units to be offered in the IPO except that: (i) the Units and component parts will not be transferable, assignable or salable until 30 days after the completion of our initial business combination, subject to the transfers to Permitted Transferees, as set forth below, (ii) the Placement Warrants will be non-redeemable, and may be exercisable on a “cashless” basis at the election of the holder and (iii) the Units and component parts are being purchased pursuant to an exemption from the registration requirements of the Securities Act and will become freely tradable only after the expiration of the lockup described above in clause (i) and they are registered pursuant to the Registration Rights Agreement to be signed on or before the date of the Prospectus or an exemption from registration is available.

The aforementioned transfer restrictions shall not apply to transfers by the Subscriber or by the recipient of any below-described transfer (such recipient, a "Permitted Transferee"):

(1) to the Company's insiders, officers, directors, advisors and employees, any affiliates or family members of the Company's officers or directors, any members of the Subscriber, or any affiliates of the Subscriber;

(2) transfers to an insider’s affiliates or its members upon its liquidation;

(3) transfers to relatives and trusts for estate planning purposes;

(4) transfers by virtue of the laws of descent and distribution upon death,;

(5) transfers pursuant to a qualified domestic relations order;

(6) private sales made at prices no greater than the price at which the securities were originally purchased; or

(7) transfers to us for cancellation in connection with the consummation of an initial business combination;

in each case (except for clause (7)) where the Permitted Transferee agrees to the terms of the escrow agreement, as described in the registration statement, and forfeiture, as the case may be, as well as the other applicable restrictions and agreements of the holders of the insider shares. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, there will be no liquidation distribution with respect to the insider shares.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first set forth above.

COMPANY:

ABRI SPAC I, INC. a Delaware corporation

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Chief Executive Officer and Chairman of the Board

SUBSCRIBER:

ABRI VENTURES I, LLC a Delaware limited liability company

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Managing Member